Exhibit 99.1

Urban Edge Properties		For additional information:
888 Seventh Avenue		Mark Langer, EVP and
New York, NY 10019		Chief Financial Officer
212-956-2556

FOR IMMEDIATE RELEASE:

Urban Edge Properties Appoints Douglas W. Sesler to the Board of Trustees

NEW YORK, NY, March 24, 2020 - Urban Edge Properties (NYSE:UE) today announced the appointment of Douglas W. Sesler, Head of Real Estate for Macy’s, Inc., to the Company’s Board of Trustees, effective immediately. With this appointment, Urban Edge’s Board of Trustees has increased from seven members to eight.

Mr. Sesler brings extensive experience in the real estate sector, both in an executive position with one of the largest U.S. department store companies and from within the real estate investment banking sector. Prior to joining Macy’s in 2016, Mr. Sesler was president of True Square Capital LLC, a real estate investment and advisory firm, from 2011 to 2016. From 2005 to 2011, he was employed at Bank of America Merrill Lynch International Ltd. in roles that included global head of principal real estate investments and global co-head of real estate investment banking. Previously, from 1989 to 2005, Mr. Sesler served in a variety of roles at Citigroup and its predecessors, including as managing director of the global real estate investment banking group and managing director of the Travelers Realty Investment Company. He began his career in real estate roles at Chemical Bank. Mr. Sesler serves on the board of directors of Gazit Globe Ltd., an international owner, developer and operator of shopping centers. He received a B.A. from Cornell University.

Jeff Olson, Chairman and Chief Executive Officer of Urban Edge, said, “Doug’s unique skillset and his depth and breadth of experience in the real estate and retail sectors will be highly valuable to Urban Edge. We are pleased to welcome him to the Board and look forward to his perspective and contributions.”

ABOUT URBAN EDGE

Urban Edge Properties is a NYSE listed real estate investment trust focused on managing, acquiring, developing, and redeveloping retail real estate in urban communities, primarily in the New York metropolitan region. Urban Edge owns 78 properties totaling 15.1 million square feet of gross leasable area.